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                                                                   Exhibit 4.72

This Promissory Note has not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state secValued Sony CustomerFinancial Printing GroupThis Promissory Note has not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws (the "State Acts"), and shall not be sold, pledged, hypothecated, donated or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to Tipperary Corporation of a favorable opinion of the holder's counsel or submission to Tipperary Corporation of such other evidence as may be satisfactory to counsel to Tipperary Corporation, to the effect that any such transfer shall not be in violation of the Act and the State Acts.

                                PROMISSORY NOTE

$15,000,000                                                     Denver, Colorado
                                                                 August 20, 2001

     Tipperary Corporation, a Texas corporation ("Maker"), hereby promises to pay to the order of Slough Estates USA Inc., a Delaware corporation ("Lender"), at its office located at 33 West Monroe Street, Suite 2000, Chicago, Illinois 60603, or at any other place the holder hereafter designates, the principal sum of $15,000,000, together with interest thereon in lawful money of the United States as herein provided.

     1.  Interest. The unpaid principal balance of this Note shall bear
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interest commencing on the date all proceeds of the loan are received by Maker, such interest to be at the three-month London Interbank Offered Rate ("LIBOR") plus (i) 3.5% per year until such date as the unpaid principal balance of this Note becomes due and payable and (ii) 6.0% per year after such date as the unpaid principal balance of this Note becomes due and payable, whether at maturity or pursuant to other default as provided hereunder; said interest rate to be adjusted in accordance with changes to LIBOR at such times as LIBOR is changed, payable in arrears in calendar quarterly installments; provided, however, that the accrued but unpaid interest on the $12.0 Million Note, at the time of the surrender and cancellation of the $12.0 Million Note as provided in
Section 8 below, shall be added to and included in the first such quarterly installment. Each such quarterly interest payment shall be due and payable within five days of the end of each calendar quarter. Interest shall be calculated based on the actual number of days the principal balance remains outstanding in a year of 365 days.

     2.  Maturity. The unpaid principal balance of this Note, together with
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accrued and unpaid interest, shall be due and payable on March 31, 2003.

     3.  Security. This Note is secured by a security agreement dated December
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22, 1998, as amended by that certain Amendment to Security Agreement, dated
March 11, 1999, and as further amended by that certain Second Amendment to Security Agreement, dated December 19, 2000, and as further amended by that certain Third Amendment to Security Agreement dated January 25, 2001, as further amended by that certain Fourth Amendment to Security Agreement dated March 6, 2001, and as further amended by that certain Fifth Amendment to Security Agreement dated August 20, 2001.

     4.  Prepayment. The unpaid principal balance of the Note, together with
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accrued and unpaid interest, may be paid in whole or in part at any time in the sole discretion of Maker without
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penalty. Any prepayment in part by Maker shall be first allocated to any accrued and unpaid interest, with any remaining amount being allocated to the unpaid principal.

     5.   Default. If any of the following events occurs, all indebtedness owing
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by Maker hereunder shall become forthwith due and payable to Lender, upon delivery by Lender to Maker of a written notice of default and demand for payment, and the expiration of the following periods from the delivery of such notice, during which periods Maker shall have the ability to cure such default:
(i) in the case of (a) below, ten days, (ii) in the case of (b), (c) or (d) below, 30 days and, (iii) in the case of (e) below, 15 days, or, if it is not practicable for Maker to cure such default within said 15-day period and Maker is diligently proceeding to cure such default, such time longer than 15 days as is reasonable for Maker to cure such default.

          (a) Any default by Maker in the payment, when due, of any part of the principal of or interest on this Note and the payment of any other sums payable by Maker pursuant to the terms of this Note.

          (b) The insolvency or bankruptcy of Maker or any of its direct or indirect subsidiaries, the execution by Maker or any of its direct or indirect subsidiaries of an assignment for the benefit of creditors of substantially all of the assets of Maker or any such direct or indirect subsidiary, or Maker's or any of its direct or indirect subsidiary's consent to the appointment of a trustee or a receiver or other officer of a court or other tribunal.

          (c) The appointment of a trustee or receiver or other officer of a court for Maker or any of its direct or indirect subsidiaries, or for a substantial part of their properties, without the consent of Maker or of such direct or indirect subsidiary, where no discharge is effected within 30 days.

          (d) The institution of bankruptcy, reorganization, insolvency, or liquidation proceedings by or against Maker or any of its direct or indirect subsidiaries, and if against Maker or such a direct or indirect subsidiary, where such proceeding is consented to by Maker or such subsidiary or remains undismissed for 30 days.

          (e) Any other breach or failure of Maker to perform any term or condition of this Note.

     6.   Collection. Maker and all guarantors and endorsers of this Note shall
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pay all costs and expenses of collection and enforcement of this Note, including reasonable attorneys' fees.

     7.   Waiver. Demand, presentment for payment, notice of dishonor, protest
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and notice of protest are hereby waived.

     8.   Proceeds. The proceeds from this Note, to be given on and as of the
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date of this Note, shall consist of (a) $3,000,000 in cash and (b) the cancellation and surrender, by Lender to Maker, of

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a Promissory Note made by Maker in favor of Lender, dated March 6, 2001, in the principal amount of $12,000,000 (the "$12.0 Million Note"); provided, however, that accrued and unpaid interest on the $12.0 Million Note shall be paid by Maker as provided in Section 1 above. The $3,000,000 cash proceeds are to be used for the general corporate purposes of Maker.

     9.  Assignment. This Note may not be assigned by Lender or Maker without
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the express written consent of the other party; provided, however, that Lender may assign this Note to any of its affiliates without such consent. Such an affiliate, for purposes of this Section 9, is any person of which Lender owns directly or indirectly more than 50% of the voting equity interests, or such person as owns directly or indirectly more than 50% of the voting equity interests of Lender.

     10.  Governing Law. This Note is made and is being executed in the State
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of Colorado, and the provisions hereof will be construed in accordance with the laws of the State of Colorado. Furthermore, Lender and Maker (and their lawful assignees, successors and endorsers) further agree that in the event of default this Note may be enforced in any court of competent jurisdiction in the States of Colorado or Illinois, and they do hereby submit to such jurisdiction in the States of Colorado or Illinois.

     11.  Severability. Invalidation of any of the provisions of this Note
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shall not affect the remainder of this Note.

     12.  Amendment. This Note may not be amended or modified except by an
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instrument in writing signed by both parties.

     13.  Credit Agreement. The terms and conditions of this Note are subject
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to the terms and provisions of an Amended and Restated Credit Agreement among the Maker, Tipperary Oil & Gas (Australia) Pty Ltd, Tipperary Oil & Gas Corporation, TCW Debt & Royalty Fund VI, L.P. and TCW Asset Management Company, dated as of February 20, 2001 (a copy of which has been provided to Lender) which terms and provisions thereof are incorporated herein by reference.

                              TIPPERARY CORPORATION


                              By:    /s/ David L. Bradshaw
                                 -----------------------------
                                 David L. Bradshaw, President and
                                 Chief Executive Officer

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